ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-189888 Dated October 25, 2013
Royal Bank of Canada Airbag Autocallable Yield Optimization Notes $● Notes Linked to the Common Stock of Facebook, Inc. due on or about October 31, 2014
Investment Description
Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the common stock of Facebook, Inc. (the “Reference Stock”).  The issue price of each Note will be $1,000. On a monthly basis, Royal Bank of Canada will pay you a coupon regardless of the performance of the Reference Stock. If the Closing Price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, Royal Bank of Canada will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, on the maturity date Royal Bank of Canada will pay you either the principal amount per Note or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-2 under “General Terms of the Notes — Anti-dilution Adjustments”).

Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Royal Bank of Canada for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates1
❑         Income— Regardless of the performance of the Reference Stock, Royal Bank of Canada will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than your principal amount and the credit risk of Royal Bank of Canada for all payments under the Notes.

❑         Automatically Callable — If the price of the Reference Stock on any quarterly Observation Date is greater than or equal to the Initial Price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable Coupon Payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Reference Stock at maturity, subject to any contingent repayment of the principal amount per Note.

❑         Contingent Repayment of Principal at Maturity— If the Notes are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you the share delivery amount at maturity for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                     October 29, 2013
Settlement Date1                                                          October 31, 2013
Observation Dates2                                                   Quarterly
Final Valuation Date2                                                October 27, 2014
Maturity Date2                                                                October 31, 2014
1       Expected.  In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-2.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-2 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Note Offering
This free writing prospectus relates to Airbag Autocallable Yield Optimization Notes we are offering linked to the common stock of Facebook, Inc.  The initial price, conversion price and coupon rate per annum for the Notes will be determined on the trade date. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.  Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.

Reference Stock	Coupon Rate per Annum	Initial Price	Conversion Price	CUSIP	ISIN
Common Stock of Facebook, Inc. (FB)	11% to 13%	$●	80% of the Initial Price	78009Q794	US78009Q7943
See “Additional Information about Royal Bank of Canada and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. ABYON-2 dated July 31, 2013 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-2.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of Facebook, Inc.	h	$1,000	h	$15	h	$985
 (1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $15 per $1,000 principal amount of the Notes.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 below.

The initial estimated value of the Notes as of the date of this document is $987.07 per $1,000 in principal amount, which is less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the pricing date, which will not be less than $967.07. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 12 and “Structuring the Notes” on page 12 of this free writing prospectus.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no.  ABYON-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Series F medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYON-2 dated July 31, 2013.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2, as the Notes involve risks not associated with conventional debt securities.

If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. ABYON-2, the prospectus supplement, or the prospectus, the terms discussed herein will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ABYON-2 dated July 31, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004230/j730133424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that your return on the Notes is limited to the coupons paid.

♦    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You are willing and able to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, and you are otherwise able to hold the Notes to maturity, a term of approximately 12 months.

♦    You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Notes.

♦    You would be willing to invest in the Notes if the coupon rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual coupon rate will be determined on the Trade Date).

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦    You believe the final price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦    You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦    You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦    You would not be willing to invest in the Notes if the coupon rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual coupon rate will be determined on the Trade Date).

♦    You seek an investment for which there will be an active secondary market.

♦    You are unable or unwilling to invest in a security that will be called on any Observation Date on which the Closing Price of the Reference Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity, a term of approximately 12 months.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2 for risks related to an investment in the Notes.

Indicative Terms of the Notes1
Issuer:	Royal Bank of Canada
Issue Price per Note:	$1,000 per Note.
Principal Amount per Note:	$1,000 per Note.
Term2:	Approximately 12 months, if not previously called
Reference Stock:	The common stock of Facebook, Inc. (Bloomberg symbol FB)
Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the Reference Stock on the trade date.
Final Price:	The closing price of the Reference Stock on the final valuation date.
Autocall Feature:
The Notes will be automatically called if the Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price.
If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount per Note plus the Coupon Payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	January 29, 2014, April 28, 2014, July 29, 2014 and October 27, 2014 (the Final Valuation Date)
Call Settlement Dates:
Two business days following the relevant Observation Date, except that the Call Settlement Date for the final Observation Date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.

Coupon Payment:
The coupon payments will be made in 12 equal installments regardless of the performance of the Reference Stock, unless the Notes were earlier called.

The coupon rate per annum will be between 11% and 13%. The actual coupon payment per annum will be determined on the Trade Date.

1st Installment through 12th Installment (if not earlier called):	Between 0.9167% and 1.0833% (to be determined on the Trade Date).
Conversion Price:	80% of the Initial Price.
Payment at Maturity3:
➢     If the Notes are not automatically called prior to maturity, and the final price of the Reference Stock is not below the conversion price on the final valuation date,  we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount Note, plus accrued and unpaid interest.

➢     If the Notes are not automatically called prior to maturity, and the final price of the Reference Stock is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the Reference Stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount3:
A number of shares of the Reference Stock equal to (1) the principal amount per Note of $1,000 divided by (2) the conversion price, as determined on the trade date, subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-2.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains approximately the same.
3 If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.
Investment Timeline
Trade Date:	The closing price of the Reference Stock (initial price) is observed, and the conversion price and share delivery amount are determined.

Monthly (including at Maturity):	Royal Bank of Canada pays the coupon payments.

Quarterly:
The Notes will be automatically called if the Closing Price of the Reference Stock on any Observation Date is greater than or equal to the Initial Price. If the Notes are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable Coupon Payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:	If the Notes have not been previously called, the final price is determined as of the final valuation date.

If the final price of the Reference Stock is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the final price of the Reference Stock is below the conversion price on the final valuation date, we will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you own.3

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.
November 29, 2013	May 30, 2014
December 31, 2013	June 30, 2014
January 31, 2014	July 31, 2014
February 28, 2014	August 29, 2014
March 31, 2014	September 30, 2014
April 30, 2014	October 31, 2014
Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

♦
Your Investment in the Notes May Result in a Loss:  The Notes differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Notes if the final price of the Reference Stock is greater than or equal to the conversion price. If the final price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the Reference Stock equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final price of the Reference Stock is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your $1,000 principal amount Note at maturity for each additional 1% that the final price is less than the conversion price. If you receive shares of the Reference Stock at maturity, the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the coupon rate is a fixed amount, the Reference Stock’s volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: If your Notes are not automatically called, you should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk: If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes.  Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive any applicable Coupon, which is based on the relevant Coupon Rate as specified on the cover page, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
Credit Risk of Royal Bank of Canada: The Notes are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Notes, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Notes and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Reference Stock, and Your Potential Return on the Notes is Expected to be Limited to the Coupon Paid on the Notes: Despite being exposed to the risk of a decline in the price of the Reference Stock, you should not expect to participate in any appreciation in the price of the Reference Stock. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Reference Stock’s appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date.  Similarly, if the Notes are not called prior to the final valuation date and the final price is greater than the initial price, your return on the Notes at maturity may be less than your return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock. In contrast, if the final price is less than the conversion price, you will be exposed to the decline of the Reference Stock and we will deliver to you at maturity for each Note you own shares of the Reference Stock which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Notes.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
No Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Notes Is Not the Same as Owning the Reference Stock: The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes.  Further, the Reference Stock may appreciate over the term of the Notes and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.   The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Respective Affiliates: RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Notes.

♦
Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the closing price of the Reference Stock on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time to maturity of the Notes;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of the Reference Stock. You should not take these examples as an indication or assurance of the expected performance of the Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial price of the Reference Stock:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the hypothetical initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price of $8.00)
Principal Amount:	$1,000 per Note
Hypothetical coupon rate per annum**:	12% ($10.00 per month)
Hypothetical dividend yield on the Reference Stock***:	1.50% over the term of the Notes (1.50% per annum).

*
May not be the actual initial price, conversion price or share delivery amount applicable to the Notes. The actual initial price, the conversion price and the share delivery amount for the Notes will be determined on the trade date.

**	Coupon payment will be paid in arrears in equal monthly installments during the term of the Notes, unless earlier called.
***	Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The Notes are called on the first Observation Date.
Since the Notes are called on the first Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,010.00 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $20.00 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,030.00 per Note, representing a 3.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$30.00 ($10.00 × 3 = $30.00)
Total:	$1,030.00
Total Return on the Notes:	3.00%
Scenario #2: The Notes are called on the third Observation Date.
Since the Notes are called on the third Observation Date, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment of $1,010.00 per Note, reflecting the principal amount per Note plus the applicable Coupon Payment. Taking into account the Coupon Payments of $80.00 paid in respect of the prior Coupon Payment Dates, Royal Bank of Canada will have paid you a total of $1,090.00 per Note, representing a 9.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000.00
Coupons:	$90.00 ($10.00 × 9 = $90.00)
Total:	$1,090.00
Total Return on the Notes:	9.00%
Scenario #3: The Notes are not previously automatically called and the final price of the Reference Stock is not below the hypothetical conversion price of $8.00.
Since the final price of the Reference Stock is not below the hypothetical conversion price of $8.00, Royal Bank of Canada will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Reference Stock if the price appreciation of the Reference Stock (plus dividends, if any) is less than 12.00% per annum.

If the closing price of the Reference Stock on the final valuation date is $13.00 (an increase of 30%):
Payment at Maturity	$1,000.00
Coupons:	$120.00	($10.00 × 12 = $120.00)
Total:	$1,120.00
Total Return on the Notes:	12.00%
In this example, the total return on the Notes is 12.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).
If the closing price of the Reference Stock on the final valuation date is $8.50 (a decline of 15%):
Payment at Maturity	$1,000.00
Coupons:	$120.00	($10.00 × 12 = $120.00)
Total:	$1,120.00
Total Return on the Notes:	12.00%
In this example, the total return on the Notes is 12.00%, while the total return on the Reference Stock is a loss of 13.50% (including dividends).

Scenario #4: The Notes are not automatically called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00.
Since the Notes have not been called and the final price of the Reference Stock is below the hypothetical conversion price of $8.00, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount Note you hold and will pay cash at the Final Price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.

If the closing price of the Reference Stock on the maturity date is $4.00 (a decline of 60%):
Value of shares received:	$500.00	(125 shares x $4.00)
Coupons:	$120.00	($10.00 × 12 = $120.00)
Total:	$620.00
Total Return on the Notes:	-38.00%
In this example, the total return on the Notes is a loss of 38.00%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).
Hypothetical Return Table at Maturity
The table below is based on the following assumptions*

Term:	Approximately 12 months (callable quarterly)
Hypothetical coupon rate per annum**:	12.00% (or $10.00 per monthly period)
Hypothetical initial price:	$10.00 per share
Hypothetical conversion price:	$8.00 (80.00% of the initial price)
Hypothetical share delivery amount:	125 shares per Note ($1,000 / conversion price $8.00)
Principal amount:	$1,000 per Note.
Hypothetical dividend yield on the Reference Stock***	1.50% over the term of the Notes (1.50% per annum).

*	Actual terms of the Notes will be set on the trade date.
**	Coupon payment will be paid in arrears in 12 equal monthly installments during the term of the Notes, unless earlier called, on an unadjusted basis.
***	Dividend yield assumed received by holders of the Reference Stock during the term of the Notes.
Reference Stock			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Stock Price(3)	Stock Price Return	Total Return on the Reference Stock at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,120.00	12.00%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,120.00	12.00%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,120.00	12.00%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,120.00	12.00%	n/a	n/a	n/a
$13.00	30.00%	31.50%	$1,120.00	12.00%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,120.00	12.00%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,120.00	12.00%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,120.00	12.00%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,120.00	12.00%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,120.00	12.00%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,120.00	12.00%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,120.00	12.00%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,120.00	12.00%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	$1,120.00	12.00%	n/a	n/a	n/a
$8.00	-20.00%	-18.50%	$1,120.00	12.00%	n/a	n/a	n/a
$7.50	-25.00%	-23.50%	n/a	n/a	$937.50	$1,057.50	5.75%
$7.00	-30.00%	-28.50%	n/a	n/a	$875.00	$995.00	-0.50%
$6.50	-35.00%	-33.50%	n/a	n/a	$812.50	$932.50	-6.75%
$6.00	-40.00%	-38.50%	n/a	n/a	$750.00	$870.00	-13.00%
$5.50	-45.00%	-43.50%	n/a	n/a	$687.50	$807.50	-19.25%
$5.00	-50.00%	-48.50%	n/a	n/a	$625.00	$745.00	-25.50%
$4.50	-55.00%	-53.50%	n/a	n/a	$562.50	$682.50	-31.75%
$4.00	-60.00%	-58.50%	n/a	n/a	$500.00	$620.00	-38.00%
$3.50	-65.00%	-63.50%	n/a	n/a	$437.50	$557.50	-44.25%
$3.00	-70.00%	-68.50%	n/a	n/a	$375.00	$495.00	-50.50%
(1)	A conversion event does not occur if the final price of the Reference Stock is not below the conversion price.
(2)	A conversion event occurs if the final price of the Reference Stock is below the conversion price.
(3)
The final stock price is shown as of the final valuation date, if the final price of the Reference Stock is not below the conversion price. However, if the final price of the Reference Stock is below the conversion price, the final stock price is shown as of the final valuation date and the maturity date.  The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the Reference Stock assumes a dividend yield on the Reference Stock of 1.50% over the term of the Notes.
(5)	Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(7)
The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Reference Stock on the maturity date.  If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the Final Valuation Date.

(8)
The actual value of the payment consists of the market value of a number of shares of the Reference Stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the Final Share Price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments issued by us to you (the “Short-Term Debt Portion”) and (ii) a put option with respect to the Reference Stock written by you and purchased by us (the “Put Option”).

Short-Term Debt Portion—Amounts treated as interest on the Short-Term Debt Portion would be subject to general rules governing interest payments on short-term debt securities and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who so elect) on either a straight-line basis or under the constant-yield method, based on daily compounding. Cash-basis taxpayers (who do not elect to accrue interest currently) would include interest in income upon receipt of such interest.

Put Option—Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Reference Stock you receive if we were to exchange your Notes for shares of the Reference Stock, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.

With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Reference Stock	Coupon Rate per Annum (to be determined on the Trade Date)	Interest on Debt Component per Annum	Put Option Component per Annum
Common Stock of Facebook, Inc. (FB)	11.00% to 13.00%	• %	• %

There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-30 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Reference Stock
Included on the following pages is a brief description of the issuer of the Reference Stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the Reference Stock. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stock as an indication of future performance.

The Reference Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Reference Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Reference Stock under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Facebook, Inc.
According to publicly available information, Facebook, Inc. operates a social networking website. Its website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1326801. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “FB.”

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this Reference Stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of the Reference Stock on October 24, 2013 was $52.49.  The historical performance of the Reference Stock should not be taken as an indication of its future performance during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Intra- Day High	Quarterly Intra- Day Low	Quarterly Period-End Close

5/18/2012*	6/30/2012	$43.00	$25.52	$31.12
7/1/2012	9/30/2012	$32.88	$17.55	$21.65
10/1/2012	12/31/2012	$28.87	$18.80	$26.63
1/1/2013	3/28/2013	$32.50	$24.73	$25.58
4/1/2013	6/30/2013	$29.07	$22.67	$24.86
7/1/2013	9/30/2013	$51.59	$24.15	$50.24
10/1/2013	10/24/2013**	$54.82	$45.26	$52.49

* Facebook, Inc.'s common stock began trading publicly on May 18, 2012.  As a result, there is limited trading information available for the second quarter of 2012, and no trading information prior to that time.  This limited historical performance of this Reference Stock is not necessarily indicative of its future performance.

** As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through October 24, 2013.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The graph below illustrates the performance of the Reference Stock from May 18, 2012 to October 24, 2013, assuming an initial price of $52.49, which was the closing price of this Reference Stock on October 24, 2013, and a conversion price equal to 80% of the initial price (the actual initial price and conversion price will be determined on the trade date).

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

* Facebook, Inc.'s common stock began trading publicly on May 18, 2012.  As a result, there is limited trading information available for the second quarter of 2012, and no trading information prior to that time.  This limited historical performance of this Reference Stock is not necessarily indicative of its future performance.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-15, and “Supplemental Plan of Distribution” on page PS-38, of the accompanying product prospectus supplement no. ABYON-2.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if a secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYON-2 dated July 31, 2013 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Notes.